ALARIS Medical Systems, Inc.
Corporate Headquarters
10221 Wateridge Circle
San Diego, CA
(858) 458-7000
(858) 458-7760 (fax)

News Release

AT THE COMPANY:
William C. Bopp Sr. VP & CFO (858) 458-7994

ALARIS MEDICAL SYSTEMS SEES 15% FOURTH QUARTER 2003 SALES INCREASE;
FOURTH QUARTER EARNINGS EXPECTED TO EXCEED EXPECTATIONS;
COMPANY RAISES GUIDANCE FOR 2004

SAN DIEGO, CA, JAN. 14, 2004 (BUSINESS WIRE) – ALARIS Medical Systems, Inc. (NYSE: AMI), developer of products for the safe delivery of intravenous (IV) medications, said today that sales for the quarter ended December 31, 2003 should be in line with consensus estimates of about $154 million. This would be a 15% increase compared with the fourth quarter of 2002, and would exceed the 13% — 14% growth guidance contained in the Company’s press release of October 28, 2003.

Preliminary 2003 Results

The Company also said that net income per share for the fourth quarter 2003 should exceed the consensus estimate of $.17 per share and is expected to be at the top end of the Company’s October 28, 2003 guidance of $.17 — $.19 per share. ALARIS reported net income of $.07 per share in the same quarter a year ago. The Company plans to report full-year 2003 results on March 4, 2004.

David L. Schlotterbeck, president and chief executive officer, commented, “We had a strong finish for 2003 and are pleased with the results that we expect to report for both the quarter and the full year. In addition, several large customer orders pending in December did not close that month and should help our growth in 2004.

“We are also pleased to note,” Schlotterbeck continued, “that on January 2, 2004, USA Today listed ALARIS Medical Systems as number 32 in terms of full-year 2003 stock price appreciation of all New York Stock Exchange-listed companies with stock prices that started the year at $5.00 or more. This 149% price increase, to $15.21/share, is the third consecutive year in which our stock price has increased at least 100%. We think this indicates a greater appreciation by investors of what we have been doing in the areas of new product development and operational excellence over the last few years. Our products, especially the Medley™ and Asena® Systems with medication-error reducing Guardrails® Safety Software, are rapidly becoming the “gold standard” and are associating ALARIS as the medication safety company in the minds of an increasing number of our customers.”

2004 Guidance

The Company today also raised its sales and earnings guidance for 2004. Sales growth for the new year is now projected at 14% to 16%. This would result in sales between $610 and $620 million, compared with consensus estimates of $590.2 million.

William Bopp, senior vice president and chief financial officer, said, “If the U.S. dollar remains at its current levels, we should report 2004 percentage sales growth in the mid-teens. We reiterate that we expect our underlying top line growth, excluding currency, to be in the 11% to 12% range; we estimate this is three to four times the rate of growth of the markets we serve.”

Net income and earnings per share for 2004 should also exceed consensus estimates. Bopp continued, “We have now completed our planning process for 2004 and believe that we will achieve our objective of growing operating income faster than sales. This, combined with the favorable effect of our continued debt reduction, should result in 2004 earnings of $.67 to $.71 per share at current currency rates. This is substantially ahead of consensus estimates of $.62 per share.”

ALARIS Medical Systems also estimates that first quarter 2004 sales should increase by 13% to 14%, compared with the first quarter of 2003, and earnings per share for the quarter should be between $.13 and $.15, compared with the $.04 reported a year ago.

Continuing Debt Reduction

Debt reduction in the second half of 2003 for the Company included $60 million of debt repayments, split equally between quarters, with an anticipated $60 to $80 million of further repayments planned for 2004. This would result in long-term debt at the end of 2004 slightly below $300 million. The first $10 million payment for 2004 is being made today, January 14, 2004.

ALARIS Medical Systems’ total debt was $527.5 million on December 31, 2002. This was reduced by the Company’s recapitalization to $420.0 million on June 30, 2003 and has been further reduced to approximately $359 million at December 31, 2003.

Separately, the Company indicated that sales by individuals of ALARIS Medical Systems’ common stock under Rule 10b5-1 Trading Programs announced by the Company on November 4, 2004 have begun. Filings with the Securities and Exchange Commission in connection with the programs by president and CEO, David L. Schlotterbeck, and two other officers have been made since January 1, 2004. Additional filings under programs entered into during 2003 for planned stock sales by these and other officers are expected in the remainder of 2004, and future programs are anticipated.

About ALARIS Medical Systems, Inc.

ALARIS Medical Systems, Inc. (NYSE: AMI) develops and markets products for the safe delivery of intravenous (IV) medications. The Company’s IV medication and infusion therapy delivery systems, software applications, needle-free disposables and related monitoring equipment are marketed in the United States and internationally. ALARIS Medical Systems’ “smart” pumps, with the proprietary Guardrails® Safety Software, help to reduce the risks and costs of medication errors, help to safeguard patients and clinicians and gather and record clinical information for review, analysis and interpretation. The Company provides its products, professional and technical support and training services to over 5,000 hospital and health care systems, as well as alternative care sites, in more than 120 countries through its direct sales force and distributors. Headquartered in San Diego, California, ALARIS Medical Systems employs approximately 3,000 people worldwide. Additional information on ALARIS Medical Systems can be found at http://www.alarismed.com.

This news release contains forward-looking statements as defined in the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Persons reading this release are cautioned that such forward-looking statements involve risks and uncertainties, including the effect of legislative and regulatory changes affecting the health care industry, the potential of increased levels of competition, technological changes, the dependence of ALARIS Medical Systems upon the success of new products (including its proprietary Guardrails® Safety Software and the Medley™ Medication Safety System) and ongoing research and development efforts including obtaining regulatory approvals, and the amount of the Company’s indebtedness. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical Systems, Inc., formerly known as ALARIS Medical, Inc., including Form 10-K for the year ended December 31, 2002, and other filings. On June 30, 2003 the two companies were merged. Subsequent SEC filings are available only for ALARIS Medical Systems, Inc. The preliminary 2003 financial results referred to herein are subject to completion of audit by the Company’s independent accountants. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.